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FORM 5      U.S. SECURITIES AND EXCHANGE COMMISSION        OMB APPROVAL
------               Washington, D.C. 20549           =========================
                                                      OMB Number: 3235-0362
                 ANNUAL STATEMENT OF CHANGES IN       Expires: February 1, 1994
                     BENEFICIAL OWNERSHIP             Estimated average burden
                                                      hours per response... 1.0
[_] Check box if no longer subject to Section 16.      -------------------------
    Form 4 or Form 5 obligations may continue.
    See instruction 1(b).
[_] Form 3 Holdings Reported
[_] Form 4 Transactions Reported

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

TICE, CHARLES
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   (Last)            (First)            (Middle)

C/O Lakeland Bancorp, Inc.
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                                    (Street)

Oak Ridge, NJ 07438
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   (City)            (State)             (Zip)

2. Issuer Name and Ticker or Trading Symbol:

LAKELAND BANCORP, INC.
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3. IRS or Social Security Number of Reporting Person (Voluntary):

###-##-####
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4. Statement for Month/Year:

12/31/00
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5. If Amendment, Date of Original (Month/Year):

4/00
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6. Relationship of Reporting Person to Issuer (Check all applicable):

_X__ Director       ___ 10% Owner        __ Officer          _X__ Other
                                            (Title Below)        (Specify Below)

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           TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED

                                                                                5. Amount of
                                                  4. Securities Acquired (A)    Securities Bene-                     7. Nature of
                 2. Trans-         3. Trans-      or Disposed of (D) (Instr.    ficially Owned at   6. Ownership     Indirect
Title of         action Date       action         3, 4, and 5)                   End of Issuer's     Form: Direct     Beneficial
Security         (Month/Day/       Code        ------------------------------   Fiscal Year         (D) or Indirect  Ownership
(Instr. 3)       Year)             (Instr. 8)   Amount     (A) or (D)   Price   (Instr. 3 and 4)      (I) (Instr. 4)   (Instr. 4)
--------------  ----------------  ------------  --------  ---------  ---------  -----------------  ---------------  --------------
LAKELAND
BANCORP, INC.

Common
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Common           5/15/00           DRP          122         A          $11.119                       D                *1
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                 8/15/00           DRP          116         A           11.714                       D                *1
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                 11/15/00          DRP          134         A           10.925                       D                *1
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                 11/15/00          DRP          917         A                         19410          D                *1
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                  5/15/00          DRP           20         A           11.119                       I                *2
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                  8/15/00          DRP           19         A           10.536                       I                *2
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                 11/15/00          DRP           22         A           10.9258                      I                *2
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                 11/15/00          S/D          152         A                          3213          I                *2
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                 11/15/00          S/D          295         A           10.9258        6195          I                *3
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

            Table II - Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2. Conver-  3. Trans-    4. Trans-    5. Number of      6. Date Exercisable and   7. Title and Amount of
Security (Instr. 3)      sion or     action Date  action Code  Derivative Sec-   Expiration Date           Underlying Securities
                         Exercise    (Month/      (Instr. 8)   urities Acquired  (Month/Day/Year)          (Instr. 3 and 4)
                         Price of    Day/Year)                 (A) or Disposed
                         Derivative                            (D) (Instr. 3, 4
                         Security                              and 5)
                                                               ----------------  ------------------------  ------------------------
                                                                                    Date       Expiration             Amount or
                                                                 (A)      (D)    Exercisable      Date       Title    Number of
                                                                                                                       Shares
----------------------   ----------  -----------  -----------  ----------------  ------------------------  ------------------------
Stock Option
Right to Purchase        9.38         2/9/00       A            25,000     __       *            2/8/10      Common     25,000
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* Stock Option was granted pursuant to Company's 2000 Equity Compensation program and vests in 20% annual installments beginning on the grant date

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                          8. Price of     9. Number of Derivative   10. Ownership of   11. Nature of
                          Derivative      Securities Beneficially   Derivative Sec-    Indirect Bene-
                          Security      Owned at End of Year      urity: Direct (D)  ficial Ownership
                          (Instr. 5)      (Instr. 4)                or Indirect (I)    (Instr. 4)
                                                                    (Instr. 4)
------------------------  --------------  ------------------------  -----------------  ----------------

Stock Option
Right to Purchase               --               25,000                    D                 --
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Explanation of Responses:
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*1 Solely owned by Charles Tice
*2 Owned by Charles Tice & Mark Cummins, co-trustees for Mark Cummins *3 Owned by Charles Tice & Mark Cummins, co-trustees for Mark Cummins

Code, DRP - Dividend Reinvestment Plan
      S/D - Stock Dividend
                                /s/
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                                ** Signature of Reporting Person       Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations
  See 18 U.S.C. 1001 and 15 U.S.C. 7811(a)

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see instruction 6 for procedure.